Exhibit 99.1

news release

----------AT THE COMPANY----------

Lynn Afendoulis
Director, Corporate Communications
616/365-1502

FOR IMMEDIATE RELEASE
FRIDAY, JUNE 3, 2005

Universal Forest Products purchases assets of Maine Ornamental Woodworkers;
Products enhance Universal’s wood and composite decking and fencing lines

GRAND RAPIDS, MI, June 3, 2005 – Universal Forest Products, Inc. (Nasdaq: UFPI) announced that a wholly-owned subsidiary has acquired certain assets of Maine Ornamental Woodworkers, Inc., a Maine-based manufacturer, importer, and distributor of an extensive variety of decorative caps used on decking and fencing posts. Its 2004 sales were approximately $12.4 million.

The purchase will expand Universal’s wood and composite decking product lines with the addition of its copper, brass, and wood post caps. Universal CEO William G. Currie noted that the acquisition is in line with Universal’s five-year growth plan.

“Our acquisition strategy has been to target successful businesses that can add to our capacity or enhance our product offerings,” Currie said. “Maine Ornamental has a superior product line that complements Universal’s product offerings, and a business philosophy and work ethic that align with ours. It’s a natural fit.”

“In addition, Maine Ornamental is the clear leader in its industry and has many competitive advantages, including its relationships, its high-quality products, and a strong management team and workforce,” Currie added. “We welcome all to Universal.”

MORE...

Universal Forest Products, Inc.

Founded in 1989, Maine Ornamental Woodworkers is owned by Dana Smith, president, and Rick Preble, vice president. Upon the acquisition, Preble will assume presidency of Maine Ornamental and Smith will serve as a consultant to Universal.

“We’ve long respected Universal Forest Products for its success, its business plan, its operations and its people,” Preble said. “We’re pleased to become a part of the Universal family and look forward to adding to the prosperity and future of the company.”

Maine Ornamental’s customer base consists primarily of two-step distributors and big box home improvement retailers. Universal has done business with the company in the past and has been impressed with Maine Ornamental’s operations and expertise, said Universal President Mike Glenn. “They’re the largest supplier of post caps in a growing, yet highly fragmented market,” Glenn added. “Maine Ornamental represents strong opportunity for Universal and provides a great addition to our portfolio of products.”

Maine Ornamental has 40 employees and three locations: a manufacturing/distribution facility in Winthrop, ME; a manufacturing and office location in Eliot, ME; and a sales office in Bainbridge Island, WA. All employees currently are expected to remain with Universal after the acquisition. The company will continue to operate under the name Maine Ornamental.

Celebrating 50 years of business, Universal Forest Products is based in Grand Rapids, MI. The company markets, manufactures and engineers wood and wood-alternative products for D-I-Y retail home centers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market and specialty wood packaging for various industries. The company also provides framing services for site-built construction customers. The company has approximately 9,000 employees and 97 facilities in 85 communities in North America. Universal had 2004 sales of $2.45 billion. For information about Universal Forest Products on the Internet, please visit the Company’s web site at http://www.ufpi.com , or call 888-Buy-UFPI.